Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Curis, Inc. of our report dated March 19, 2020 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Curis, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 4, 2020